Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Omnibus Incentive Plan of Alight, Inc. of our reports dated February 24, 2026, with respect to the consolidated financial statements of Alight, Inc. and the effectiveness of internal control over financial reporting of Alight, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

March 6, 2026